Exhibit 99.1

RELEASE 4:15PM EDT – APRIL 14, 2005
CONTACT:	Louis J. Beierle, First Vice President, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	ljbeierle@hcsbnj.com

HUDSON CITY BANCORP, INC. REPORTS
2005 FIRST QUARTER EARNINGS
Quarterly Cash Dividend Increased to $0.21 Per Common Share

Paramus, New Jersey, April 14, 2005 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today net income of $61.9 million for the first quarter of 2005, an increase of $5.7 million, or 10.1%, compared with net income of $56.2 million for the first quarter of 2004. Basic and diluted earnings per common share were $0.35 and $0.34, respectively, for the first quarter of 2005 compared with basic and diluted earnings per common share of $0.31 and $0.30, respectively, for the first quarter of 2004. Hudson City Bancorp’s annualized return on average stockholders’ equity and annualized return on average assets for the first quarter of 2005 were 17.21% and 1.21%, respectively, compared with 16.75% and 1.29%, respectively, for the first quarter of 2004.

“We have again reported strong quarterly earnings due to our continued ability to grow our assets while controlling operating expenses, despite the pressure on the net interest margin due to the flattening of the yield curve” said Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer. “This asset growth, primarily in first mortgage loans and mortgage-backed securities, reflects our focus on a traditional thrift business model, where we believe we can provide value to both our customers, through competitively priced products, and our shareholders, through continued increases in earnings and dividends,” added Mr. Hermance.

Dividend Declared

The Board of Directors declared a quarterly cash dividend of $0.21 per common share, representing an increase from the cash dividend of $0.20 per common share declared during the previous quarter. The cash dividend is payable on June 1, 2005 to stockholders of record at the close of business on May 6, 2005.

Plan of Conversion and Reorganization

In a press release issued December 16, 2004, the Boards of Directors of Hudson City Bancorp, its wholly owned banking subsidiary Hudson City Savings Bank and its majority owner Hudson City, MHC announced that they unanimously adopted a Plan of Conversion and Reorganization. Under the terms of the Plan of Conversion and Reorganization, Hudson City Savings will reorganize from its current two-tier mutual holding company structure to a stock holding company structure and Hudson City Bancorp will undertake a “second-step” stock offering of new shares of common stock. Hudson City, MHC, which owns approximately 65.76% of the outstanding common stock of Hudson City Bancorp as of March 31, 2005, will be merged into Hudson City Bancorp as part of the reorganization. In a press release dated April 5, 2005, Hudson City Bancorp announced receipt of conditional approval from the Office of Thrift Supervision to commence the “second-step” transaction and that the registration statement related to the transaction was declared effective by the Securities and Exchange Commission. The transactions contemplated by the Plan of Conversion and Reorganization are still subject to the approval of Hudson City Savings’ depositors and Hudson City Bancorp’s shareholders (other than Hudson City, MHC) and the sale of at least 361.3 million shares of common stock. If approved, Hudson City Bancorp anticipates that the transactions will be completed in the second quarter of 2005.

Date Set For Stockholder and Depositor Meetings

The Board of Directors of Hudson City Bancorp has scheduled May 27, 2005 as the date of its 2005 Annual Meeting of Stockholders. The record date for stockholders eligible to vote at the meeting was April 8, 2005. The Board of Directors of Hudson City, MHC, has scheduled May 27, 2005 as the date of the special meeting of its members (depositors of Hudson City Savings are considered members of Hudson City, MHC) to vote on the Plan of Conversion and Reorganization. The record date for members eligible to vote at the meeting was March 31, 2005.

Dividend Waiver

During the first quarter of 2005, Hudson City, MHC, the majority owner of Hudson City Bancorp common stock, applied for and received regulatory approval to waive receipt of dividend payments on the Hudson City Bancorp stock it owns. This waiver applies to any dividend declared during 2005. The additional operating capital remaining at Hudson City Bancorp will be used for general corporate purposes.

Statement of Financial Condition Summary

Total assets increased $985.2 million, or 4.9%, to $21.13 billion at March 31, 2005 from $20.15 billion at December 31, 2004. The increase in total assets reflected a $620.8 million increase in loans and a $328.3 million increase in total mortgage-backed securities.

Hudson City Bancorp originated and purchased first mortgage loans of approximately $322.7 million and $785.6 million, respectively, during the first quarter of 2005 compared with $247.3 million and $761.1 million, respectively, for the corresponding period in 2004. Of the first mortgage loans originated and purchased during the first quarter of 2005, approximately 40.5% were variable-rate loans. Loan originations and purchases were exclusively in one- to four-family mortgage loans. Purchased mortgage loans allow us to grow and geographically diversify our mortgage loan portfolio at a relatively low overhead cost while maintaining our traditional thrift business model.

The growth in mortgage-backed securities resulted from a $169.5 million increase in mortgage-backed securities held to maturity, primarily reflected purchases of variable-rate instruments, and a $158.8 million increase in mortgage-backed securities available for sale, also reflected purchases of only variable-rate instruments. Overall, our investment securities portfolio remained relatively stable, increasing $41.3 million to an aggregate balance of $2.97 billion at March 31, 2005.

Total liabilities increased $948.0 million, or 5.1%, to $19.69 billion at March 31, 2005 from $18.74 billion at December 31, 2004. The increase in total liabilities primarily reflected a $700.0 million increase in borrowed funds and a $218.9 million increase in total deposits. The increase in borrowed funds was the result of securing $700.0 million of new borrowings, primarily with initial reprice dates ranging from three to five years and final maturities of ten years. Of these new borrowings, $600.0 million were pursuant to reverse repurchase agreements and $100.0 million were advances from the Federal Home Loan Bank. The increase in total deposits during the first quarter of 2005 primarily reflected a $139.3 million increase in time deposits to an aggregate balance of $5.41 billion at March 31, 2005 and a $53.5 million increase in our interest-bearing High Value Checking account to a balance of $4.34 billion at March 31, 2005.

Total stockholders’ equity increased $37.2 million, or 2.7%, to $1.44 billion at March 31, 2005 from $1.40 billion at December 31, 2004. The increase in stockholders’ equity was primarily due to net income of $61.9 million for the first three months of 2005, a $1.9 million increase due to the exercise of 260,698 stock options, a $3.9 million permanent tax benefit due to the exercise of stock options and the vesting of employee stock benefit plans, and a $4.3 million increase due to the commitment of shares for our employee stock benefit plans. These increases to stockholders’ equity were partially offset by cash dividends declared and paid to common stockholders of $11.3 million, purchases of 36,134 shares of common stock for our recognition and retention plan at an aggregate cost of $1.3 million and a $22.1 million increase in accumulated other comprehensive loss primarily due to a decrease in the fair value of our available for sale investment portfolio due to increasing market interest rates.

As of March 31, 2005 there remained 3,076,221 shares authorized to be purchased under our current stock repurchase program. We have suspended our stock repurchase program pending the completion of the “second-step” conversion. At March 31, 2005, our stockholders’ equity to asset ratio was 6.81%, our year-to-date average stockholders’ equity to asset ratio was 7.01%, and our stockholders’ equity per common share was $8.04.

Statement of Income Summary

Short-term market interest rates continued to increase in the first quarter of 2005, following increases throughout the entirety of 2004. Long-term market interest rates also increased in the first quarter of 2005, but at a slower pace than short-term interest rates. Hence, the market yield curve continued to flatten in the first quarter of 2005. Accordingly, our net interest margin decreased 24 basis points for the first three months of 2005 compared with the same period in 2004, as our interest income, in general, reflects movements in long-term rates while our interest expense, in general, reflects movements in short-term rates. However, the $10.4 million, or 9.0%, increase in the first quarter of 2005 in our net interest income, when compared to the corresponding three-month period in 2004, reflects the approximate 18% growth in our total average interest-earning assets.

We anticipate that both short-term and long-term market interest rates will continue to increase in 2005, but short-term interest rates will continue to increase at a faster pace than long-term market rates. The result of this potential market interest rate scenario would be a further flattening of the market yield curve, which would cause the spread between long-term interest rates and short-term interest rates to decrease. If this occurs, the resulting interest rate environment is expected to have a negative impact on our results of operations as our interest-bearing deposits generally price based on short-term interest rates, while our interest-earning assets, both mortgage loans and securities, generally price based on long-term interest rates. If both short- and long-term interest rates increase by the same amount, and the shape of the yield curve does not change, the resulting environment is also likely to have a short-term negative impact on our results of operations, as our interest-bearing liabilities will reset to the current market interest rates faster than our interest-earning assets.

Total interest and dividend income for the three months ended March 31, 2005 increased $40.6 million, or 19.1%, to $253.6 million compared with $213.0 million for the three months ended March 31, 2004. This increase was primarily due to a $3.12 billion, or 18.2%, increase in the average balance of interest-earning assets to $20.23 billion for the three months ended March 31, 2005 from $17.11 billion for the three months ended March 31, 2004, reflecting our balance sheet growth. Also contributing to the growth in interest and dividend income was a four basis point increase in the annualized weighted-average yield on total average interest-earning assets to 5.02% for the first quarter of 2005 compared with 4.98% for the first quarter of 2004. This increase in yield was primarily the result of a shift in our interest-earning asset mix to a higher percentage of first mortgage loans, which earn a higher yield than most of our other interest-earning assets.

The $33.0 million increase in interest and fees on mortgage loans was due to the growth in the average balance of $2.53 billion, notwithstanding an eight basis point decrease in the annualized weighted-average yield. The $7.7 million increase in interest and dividends on total investment securities was primarily due to growth in the average balance of $659.6 million, which reflected the investment during 2004 of certain of the cash flows from prepayment activity on our mortgage-related assets into investment securities. The $1.4 million decrease in interest on mortgage-backed securities was primarily due to an $85.3 million decrease in the average balance due to prepayment activity and sales of mortgage-backed securities, and the subsequent reinvestment of part of these proceeds into first mortgage loans or investment securities. The decrease also reflected a four basis point decrease in the annualized weighted-average yield of mortgage-backed securities.

Total interest expense for the three months ended March 31, 2005 increased $30.2 million, or 31.0%, to $127.7 million compared with $97.5 million for the three months ended March 31, 2004. This increase was partially due to a $2.97 billion, or 19.1%, increase in the average balance of total interest-bearing liabilities to $18.54 billion for the three months ended March 31, 2005 compared with $15.57 billion for the corresponding period in 2004. The increase in the average balance of interest-bearing liabilities funded our asset growth. The increase in total interest expense was also due to a 27 basis point increase in the annualized weighted-average cost of total interest-bearing liabilities to 2.79% for the three-month period ended March 31, 2005 compared with 2.52% for the three-month period ended March 31, 2004, which reflected the growth of our interest-bearing liabilities during the rising short-term interest rate environment experienced during 2004 and the first quarter of 2005 and the larger growth in our borrowed funds, which have higher costs than our interest-bearing deposits.

The $17.1 million increase in interest expense on borrowed funds was due to an increase in the average balance of borrowed funds of $2.02 billion, notwithstanding a two- basis point decrease in the annualized weighted-average cost of borrowed funds. The $13.1 million increase in interest expense on interest-bearing deposits for the three months ended March 31, 2005 was due to a $937.9 million increase in the average balance of interest-bearing deposits and a 33 basis point increase in the annualized weighted-average cost due to rising short-term interest rates experienced during 2004 and the first quarter of 2005. The $11.7 million increase in interest expense on our interest-bearing demand accounts reflected an increase in the average balance of $1.33 billion, primarily due to the growth of our High Value Checking account product, and a 46 basis point increase in the weighted-average cost due to the rising short-term market interest rate environment.

Net interest income for the three months ended March 31, 2005 increased $10.4 million, or 9.0%, to $125.9 million compared with $115.5 million for the corresponding period in 2004. The increase in net interest income reflected, in part, our overall balance sheet growth. Our net interest rate spread, determined by subtracting the annualized weighted-average cost of total interest-bearing liabilities from the annualized weighted-average yield on total interest-earning assets, was 2.23% for the first quarter of 2005 compared with 2.46% for the corresponding period in 2004. For the first quarter of 2005, our net interest margin, determined by dividing annualized net interest income by total average interest-earning assets, was 2.45% compared with 2.69% for the corresponding 2004 period. The decrease in these ratios was primarily due to the larger increase in the weighted-average cost of interest-bearing liabilities when compared to the weighted-average yield on interest-earning assets.

The provision for loan losses was $65,000 for the three-month period ended March 31, 2005 compared to $225,000 for the three-month period ended March 31,2004. Net recoveries for the first quarter of 2005 were $4,000 compared with net charge-offs of $7,000 for the first quarter of 2004. The allowance for loan losses increased $69,000 to $27.4 million at March 31, 2005 compared with $27.3 million at December 31, 2004. The allowance for loan losses as a percent of total loans was 0.23% at March 31, 2005 compared with 0.24% at December 31, 2004. Non-performing loans at March 31, 2005 were $24.5 million compared with $21.6 million at December 31, 2004. The ratio of non-performing loans to total loans was 0.20% at March 31, 2005 compared with 0.19% at December 31, 2004. The ratio of allowance for loan losses to total non-performing loans was 111.83% at March 31, 2005 compared with 126.44% at December 31, 2004.

Total non-interest income for the three months ended March 31, 2005 was $3.9 million compared with $3.6 million for the corresponding 2004 period. This increase in total non-interest income reflected a $300,000 increase in gains on securities transactions, net. The cash flows from the sales of these securities were primarily reinvested in first mortgage loans.

Total non-interest expense for the three months ended March 31, 2005 and 2004 was $30.8 million and $29.1 million, respectively, which primarily reflected increases in net occupancy expense and advertising expenses (a component of other expenses) due to our branch expansion program. Our efficiency ratio for the three months ended March 31, 2005, determined by dividing total non-interest expense by the sum of net interest income and total non-interest income, was 23.71% compared with 24.38% for the corresponding 2004 period. Our annualized ratio of non-interest expense to average total assets for the three months ended March 31, 2005 was 0.60% compared with 0.67% for the corresponding period in 2004.

Income tax expense for the three months ended March 31, 2005 was $37.0 million compared with $33.7 million for the corresponding 2004 period. Our effective tax rate for the three months ended March 31, 2005 and 2004 was 37.40% and 37.45%, respectively. The increase in the amount of income tax expense was primarily due to an increase in income before income tax.

Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest savings bank based in New Jersey. Hudson City Savings currently operates 84 branch offices in New Jersey and two branches in Suffolk County, NY. We have received approval for three additional branch offices in New Jersey, three in Suffolk County and two in Richmond County (Staten Island), NY, all of which we plan to open during 2005. Hudson City Savings currently has 1,067 full-time equivalent employees. The Federal Deposit Insurance Corporation insures Hudson City Savings’ deposits.

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect Hudson City Bancorp’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Hudson City Bancorp’s operations.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock, nor shall there be any sale of these securities in any State or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws or laws of any such State or jurisdiction. The offer will be made only by the prospectus. The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	March 31,	December 31,
	2005	2004
	(Unaudited)
	(In thousands)
Assets:
Cash and due from banks	$107,102	$122,483
Federal funds sold	23,100	45,700

Total cash and cash equivalents	130,202	168,183
Investment securities held to maturity	1,509,274	1,334,249
Investment securities available for sale	1,460,932	1,594,639
Federal Home Loan Bank of New York stock	145,000	140,000
Mortgage-backed securities held to maturity	3,925,469	3,755,921
Mortgage-backed securities available for sale	1,779,502	1,620,708
Loans	11,983,809	11,363,039
Less:
Deferred loan fees	6,422	8,073
Allowance for loan losses	27,388	27,319

Net loans	11,949,999	11,327,647
Foreclosed real estate, net	998	878
Accrued interest receivable	101,272	97,490
Banking premises and equipment, net	40,028	36,399
Other assets	88,540	69,867

Total Assets	$21,131,216	$20,145,981

Liabilities and Stockholders’ Equity:
Deposits:
Interest-bearing	$11,250,228	$11,059,798
Noninterest-bearing	445,929	417,502

Total deposits	11,696,157	11,477,300
Borrowed funds	7,850,000	7,150,000
Accrued expenses and other liabilities	144,971	115,797

Total liabilities	19,691,128	18,743,097

Common stock, $0.01 par value, 800,000,000 shares authorized; 231,276,600 shares issued, 186,406,693 shares outstanding at March 31, 2005 and 186,145,995 shares outstanding at December 31, 2004	2,313	2,313
Additional paid-in capital	575,699	570,505
Retained earnings	1,637,218	1,588,792
Treasury stock, at cost; 44,869,907 shares at March 31, 2005 and 45,130,605 shares at December 31, 2004	(692,786)	(696,812)
Unallocated common stock held by the employee stock ownership plan	(47,062)	(47,552)
Unearned common stock held by the recognition and retention plan	(4,062)	(5,267)
Accumulated other comprehensive loss, net of tax	(31,232)	(9,095)

Total stockholders’ equity	1,440,088	1,402,884

Total Liabilities and Stockholders’ Equity	$21,131,216	$20,145,981

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months
	Ended March 31,
	2005	2004
	(In thousands, except per share data)
Interest and Dividend Income:
Interest and fees on first mortgage loans	$156,098	$123,087
Interest and fees on consumer and other loans	2,301	2,049
Interest on mortgage-backed securities held to maturity	43,044	45,851
Interest on mortgage-backed securities available for sale	17,130	15,796
Interest on investment securities held to maturity	17,027	1,331
Interest and dividends on investment securities available for sale	16,020	23,937
Dividends on Federal Home Loan Bank of New York stock	1,176	659
Interest on federal funds sold	823	317

Total interest and dividend income	253,619	213,027

Interest Expense:
Interest on deposits	62,915	49,769
Interest on borrowed funds	64,818	47,719

Total interest expense	127,733	97,488

Net interest income	125,886	115,539

Provision for Loan Losses	65	225

Net interest income after provision for loan losses	125,821	115,314

Non-Interest Income:
Service charges and other income	1,136	1,194
Gains on securities transactions, net	2,737	2,437

Total non-interest income	3,873	3,631

Non-Interest Expense:
Compensation and employee benefits	19,930	19,684
Net occupancy expense	4,556	3,940
Federal deposit insurance assessment	408	417
Computer and related services	592	539
Other expense	5,279	4,473

Total non-interest expense	30,765	29,053

Income before income tax expense	98,929	89,892

Income Tax Expense	37,000	33,663

Net income	$61,929	$56,229

Basic Earnings Per Share	$0.35	$0.31

Diluted Earnings Per Share	$0.34	$0.30

Weighted Average Number of Common Shares Outstanding:
Basic	179,112,928	181,523,963

Diluted	183,544,140	187,040,989

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended March 31,
	2005				2004
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
			(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$11,371,846	$156,098	5.49%		$8,836,842	$123,087	5.57%
Consumer and other loans	159,430	2,301	5.77		135,302	2,049	6.06
Federal funds sold	138,997	823	2.40		139,674	317	0.91
Mortgage-backed securities at amortized cost	5,455,509	60,174	4.41		5,540,780	61,647	4.45
Federal Home Loan Bank of New York stock	140,500	1,176	3.35		160,213	659	1.65
Investment securities at amortized cost	2,961,077	33,047	4.46		2,301,503	25,268	4.39

Total interest-earning assets	20,227,359	253,619	5.02		17,114,314	213,027	4.98

Noninterest-earnings assets	313,892				319,175

Total Assets	$20,541,251				$17,433,489

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$919,453	2,245	0.99		$943,526	2,331	0.99
Interest-bearing demand accounts	4,320,858	27,298	2.56		2,992,267	15,626	2.10
Money market accounts	568,706	1,441	1.03		618,330	1,472	0.96
Time deposits	5,325,551	31,931	2.43		5,642,579	30,340	2.16

Total interest-bearing deposits	11,134,568	62,915	2.29		10,196,702	49,769	1.96
Borrowed funds	7,402,222	64,818	3.55		5,376,374	47,719	3.57

Total interest-bearing liabilities	18,536,790	127,733	2.79		15,573,076	97,488	2.52

Noninterest-bearing liabilities:
Noninterest-bearing deposits	418,585				394,167
Other noninterest-bearing liabilities	146,423				123,683

Total noninterest-bearing liabilities	565,008				517,850

Total liabilities	19,101,798				16,090,926
Stockholders’ equity	1,439,453				1,342,563

Total Liabilities and Stockholders’ Equity	$20,541,251				$17,433,489

Net interest income/net interest rate spread (2)		$125,886	2.23%			$115,539	2.46%

Net interest-earning assets/net interest margin (3)	$1,690,569		2.45%		$1,541,238		2.69%

Ratio of interest-earning assets to interest-bearing liabilities			1.09	x			1.10	x

(1)	Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Selected Performance Ratios (1)

	For the Three Months
	Ended March 31,
	2005	2004
Return on average assets	1.21%	1.29%

Return on average stockholders’ equity	17.21	16.75

Net interest rate spread	2.23	2.46

Net interest margin	2.45	2.69

Non-interest expense to average assets	0.60	0.67

Efficiency ratio (2)	23.70	24.38

Dividend payout ratio	57.14	51.61

Cash dividends paid per common share	$0.20	$0.16

(1)	Ratios are annualized where appropriate.

(2)	Determined by dividing total non-interest expense by the sum of net interest income and total non-interest income.

Hudson City Bancorp, Inc. and Subsidiary
Selected Financial Ratios

	At or For The	At or For The
	Period Ended	Period Ended
	March 31,	December 31,
	2005	2004
Asset Quality Ratios:

Non-performing loans to total loans	0.20%	0.19%

Non-performing assets to total assets	0.12	0.11

Allowance for loan losses to non-performing loans	111.83	126.44

Allowance for loan losses to total loans	0.23	0.24

Capital Ratios:

Average stockholders’ equity to average assets	7.01%	7.29%

Stockholders’ equity to assets	6.81	6.96

Book value per common share	$8.04	$7.85

Regulatory Capital Ratios:

Bank:

Tangible capital	6.10%	6.36%

Leverage (core) capital	6.10	6.36

Total risk-based capital	16.90	17.49

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